Exhibit 35.1

Servicer Compliance Statement of Nissan Motor Acceptance Company LLC

NISSAN MOTOR ACCEPTANCE COMPANY LLC

OFFICER’S CERTIFICATE

The undersigned, Kevin J. Cullum, President and Chief Executive Officer of NISSAN MOTOR ACCEPTANCE COMPANY LLC, a Delaware limited liability company (successor by conversion to Nissan Motor Acceptance Corporation, the “Company”), does hereby certify, in his capacity as such officer, as follows:

(1) The undersigned has caused a review of the activities of the Company, in its capacity as Servicer, during the period April 29, 2020 through March 31, 2021 (the “Reporting Period”), and of its performance pursuant to the Sale and Servicing Agreement, dated as of April 29, 2020 (as amended, the “Agreement”), by and among the Company, individually and as servicer, Nissan Auto Receivables Company II LLC (successor by conversion to Nissan Auto Receivables Corporation II), as seller, and Nissan Auto Receivables 2020-A Owner Trust, to be conducted under his supervision; and

(2) To the best of the undersigned’s knowledge, based upon such review, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

This Officer’s Certificate is being furnished pursuant to Item 1123 of the Securities and Exchange Commission’s Regulation AB for publicly-issued asset-backed securities. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

IN WITNESS WHEREOF, I have set my hand effective as of the 28th day of June, 2021.

/s/ Kevin J. Cullum
Kevin J. Cullum
President and Chief Executive Officer